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separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

                                                                    EXHIBIT 10.1

                                                                  EXECUTION COPY

                       DISTRIBUTION AND LICENSE AGREEMENT

                                  BY AND AMONG

                           BARRIER THERAPEUTICS, INC.,

                           BARRIER THERAPEUTICS, N.V.

                                       AND

                        GRUPO FERRER INTERNACIONAL, S.A.

                                NOVEMBER 4, 2004

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** Certain information in this exhibit has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

DISTRIBUTION AND LICENSE AGREEMENT

THIS DISTRIBUTION AND LICENSE AGREEMENT (this "Agreement") is made and entered into as of this 4th day of November, 2004 (the "Effective Date"),

BY AND AMONG:

                                   BARRIER THERAPEUTICS, INC., a company
                                   incorporated under the laws of the State of Delaware, having its principal place of business at 600 College Road East, Suite 3200, Princeton, New Jersey 08540

                                   (hereinafter referred to as: "BARRIER");

                                   BARRIER THERAPEUTICS, N.V., a company duly constituted under the laws of Belgium, having its principal place of business at Cipalstr 3, B-2440, Geel, Belgium and wholly-owned subsidiary of BARRIER

                                   (hereinafter referred to as: "BARRIER NV");

AND:

                                   GRUPO FERRER INTERNACIONAL, S.A., a
                                   corporation duly constituted under the laws of Spain, having its principal place of business at Gran Via Carlos III, 98, 08028, Barcelona, Spain

                                   (hereinafter referred to as: "FERRER").

BARRIER NV is a party to this Agreement for the sole purpose of granting to FERRER certain rights as described herein to (i) the Products in Belgium and
(ii) the Regulatory Approvals held in the name of BARRIER NV pursuant to the provisions of Sections 2.2.1, 8.2 and 8.3.

PREAMBLE

WHEREAS BARRIER controls, through ownership or license, the rights to the Products, the Trademarks, the Know-how and the Patents in the Territory;

WHEREAS FERRER and BARRIER desire to enter into an Agreement pursuant to which
(i) FERRER will undertake responsibility for the marketing, distribution and sale of the Products on an exclusive basis throughout the Territory, and (ii) FERRER will obtain, in the name, or for the benefit, of BARRIER, or assist BARRIER to obtain, the Regulatory Approvals required to market, distribute and sell the Products within the Territory; and

WHEREAS FERRER, to the extent necessary to carry out the provisions of this Agreement, needs to become a licensee of certain Product IP Rights.

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separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements herein contained, the Parties hereto, intending to be legally bound, agree as follows:

1.    DEFINITION AND SCHEDULES

      1.1 DEFINITIONS

      As used in this Agreement, the following terms shall have the following respective meanings:

      1.1.1 "AFRICAN REGION" means the following countries: Benin, Burkina Faso, Burundi, Cameroon, Central African Republic, Chad, Comoros, Morocco, Algeria, Congo, Gabon, Togo, Ghana, Senegal, Gambia, Guinea Bissau, Guinea, Egypt, Madagascar, Ivory Coast, Djibouti, Niger, Rwanda, Mali, Tunisia, Reunion, Zaire, and Nigeria.

      1.1.2 "AFFILIATE" means, with respect to any Party, any Person that at such time directly or indirectly, through one or more intermediaries, controls or is controlled by or under common control with such Party. As used in this definition, "control" means (i) in the case of a Person that is a corporate entity, direct or indirect ownership of fifty percent (50%) or more of the stock or shares having the right to vote (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) for the election of directors of such Person or (ii) in the case of a Person that is an entity, but is not a corporate entity, the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

      1.1.3 "APPLICABLE PERCENTAGE" with respect to a Product has the meaning set forth in Section 4.2 for such Product.

      1.1.4 "BARRIER HOUSEMARKS" mean the trade/service mark(s), logo(s), trade dress, trade names or other symbols or designations exclusively identified with Barrier or its products.

      1.1.5 "COMMERCIALLY REASONABLE EFFORTS" mean, with respect to a Party, [**].

      1.1.6 "COMPETING PRODUCT" has the meaning set forth in Section 2.3.4.

      1.1.7 "COUNTRY GROUP" means any two or more countries within a Region which FERRER and BARRIER have combined for purposes of determining a Minimum Purchase Quota pursuant to Section 8.1 below. For clarity, no individual country for which FERRER and BARRIER have agreed upon a Minimum Purchase Quota shall be included in any Country Group.

      1.1.8 "EFFECTIVE DATE" has the meaning set forth in the introduction of this Agreement.

      1.1.9 "EUROPEAN REGION" means the following countries: Austria, Belgium, France, Germany, Greece, Italy, Luxemburg, the Netherlands, Portugal and Spain.

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confidential treatment request.

      1.1.10 "EXCLUDED COUNTRIES" means with respect to the Ketanserin Product only: Mexico, Central America (i.e., Belize, Costa Rica, El Salvador, Guatemala, Honduras, Nicaragua and Panama) and Dominica, Dominican Republic, and Haiti.

      1.1.11 "EXW" has the meaning set out in the Incoterms of 2000 published by the International Chamber of Commerce ("ICC") as modified from time to time.

      1.1.12 "FIELD OF USE" means the use of Products for applications for treatment or prevention of diseases of the human skin, hair, nails and /or the oral or genital mucosa customarily diagnosed and treated by dermatologists, excluding skin cancer, but including without limitation, actinic keratosis. With respect to the Ketanserin Product in the Latin American Region, the Field of Use shall not include anal fissures.

      1.1.13 "FIRST COMMERCIAL SALE" means with respect to any country in the Territory, the first bona fide commercial sale of the Product to a Third Party by FERRER or an Affiliate or other permitted sub-distributor of FERRER in such country.

      1.1.14 "GOVERNMENTAL BODY" means any national, supra-national (e.g., the European Commission or the European Medicines Agency), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity involved in the granting of Regulatory Approval.

      1.1.15 "IMPROVEMENTS" means, with respect to a particular Product, any new formulation, way of administration, dosage, of such Product and also any new indication for such Product to which BARRIER may obtain rights during the Term of this Agreement, including any of the foregoing that constitute a Distributor Invention.

      1.1.16 "INTELLECTUAL PROPERTY" means, any intellectual property rights including, without limitation, any rights under any patent, Trademark, trade secret, copyright or Know-How.

      1.1.17 "J&J AGREEMENTS" means collectively (i) that certain Intellectual Property Transfer and License Agreement, dated as of May 6, 2002, by and between BARRIER and Johnson and Johnson Consumer Companies, Inc., and (ii) that certain Intellectual Property Transfer and License Agreement, dated as of May 6, 2002, by and among BARRIER, Janssen Pharmaceutica Products, L.P., and Ortho-McNeil Pharmaceutical, Inc., each as amended.

      1.1.18 "KETANSERIN PRODUCT" means the pharmaceutical product currently identified as "Ketanserin" containing a serotonin 2 antagonist and all Improvements thereto.

      1.1.19 "KNOW-HOW" means the skill or ingenuity based upon the body of knowledge which comprises all of the methods, processes, designs, information, data, formulas, manuals, guidelines and trade secrets relating to the Product including, without limitation, all information necessary for obtaining the Regulatory Approvals.

      1.1.20 "LATIN AMERICAN REGION" means the following countries, except to the extent any such country constitutes an "Excluded Country" for the Ketanserin Product: Argentina, Belize, Bolivia, Brazil, Chile, Colombia, Costa Rica, Cuba, Dominican Republic, Ecuador, El Salvador, Guatemala, Haiti, Honduras, Mexico, Nicaragua, Panama, Paraguay, Peru, Uruguay, and Venezuela.

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separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

      1.1.21 "LIABILITIES" means losses, damages, fines, costs, liabilities and expenses (including the reasonable fees, costs and expenses of attorneys and other professionals and court costs), awarded to or otherwise required to be paid to Third Parties in connection with any civil, criminal, statutory or regulatory claims of liability.

      1.1.22 "LIAROZOLE PRODUCT" means the pharmaceutical product currently identified as "Liarozole" containing a retinoic acid metabolism blocking agent and all Improvements thereto. For clarity, "Liarozole Product" shall not include the pharmaceutical product currently identified as Rambazole or any other product with asole active ingredient other than Liarozole.

      1.1.23 "MAA" means an application filed with the relevant Governmental Body seeking Regulatory Approval to market and sell a Product in the Territory.

      1.1.24 "MINIMUM PURCHASE QUOTA" has the meaning set forth in Section 8.1

      1.1.25 "MINIMUM SUPPLY PRICE" means (i) for the Zimycan Product, [**] Euros per [**] gram unit, (ii) for the Sebazole Product, [**] Euros per [**] gram unit, (iii) with respect to the Ketanserin Product and the Liarozole Product [a price equal to BARRIER's cost of manufacturing plus 10% of Net Sales], provided that such amount does not exceed the amount that would have occurred by applying the corresponding Applicable Percentage listed under clause 4.2.1, and (iv) with respect to the other unit sizes for the Zimycan Product and the Sebazole Product, the price established in good faith by mutual agreement by the Joint Steering Committee within thirty (30) days following the first submission of the first MAA for such Product, or, in the case of a different unit size, within thirty (30) days following the first submission for Regulatory Approval for such unit size.

      1.1.26 "NET SALES" means with respect to each Product sold in the Territory, the gross amounts invoiced by FERRER, its Affiliates and sub-distributors, on account of sales of each Product to Third Parties, less the following:

            1.1.26.1 trade, quantity and cash discounts, rebates and allowances actually allowed or given, which are not already reflected in the amount invoiced;

            1.1.26.2 freight, postage, shipping insurance and other transportation expenses incurred in transporting the Products in final form to such customers to the extent included in the invoice price and separately identified on the invoice;

            1.1.26.3 credits, or refunds actually allowed for recalls of Products;;

            1.1.26.4 sales, excise and other consumption taxes, and tariffs and duties directly related to the sale (including VAT) to the extent included in the invoice price and to the extent such taxes are remitted to the applicable taxing authority (but not including taxes assessed against the income derived from such sale); and

            1.1.26.5 any mandatory discounts or rebates to the competent governmental authorities and/or social security systems pursuant to governmental regulations.

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separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

      1.1.27 "NET SELLING PRICE" means, with respect to each Product sold in the Territory, the Net Sales for the applicable period divided by the quantity of such Product sold.

      1.1.28 "PARTY" means BARRIER or FERRER, and "PARTIES" means BARRIER and FERRER.

      1.1.29 "PATENTS" mean the patents listed in Schedule 1.1.29 as well as all continuations, continuations-in-parts, divisions, and renewals thereof, all patents which may be granted thereon, and all reissues, reexaminations, extensions, patents of additions, and patents of importation thereof, together with any foreign counterparts of any of the foregoing.

      1.1.30 "PERSON" means and includes any individual, corporation, partnership, firm, joint venture, syndicate, association, trust, Government Body, and any other form of entity or organization.

      1.1.31 "PHARMACOVIGILENCE AGREEMENT" has the meaning set forth in Section 11.1.

      1.1.32 "PRODUCTS" mean the Zimycan Product, the Sebazole Product, the Ketanserin Product and the Liarozole Product.

      1.1.33 "PRODUCT IP RIGHTS" means to the extent necessary to carry out the provisions of this Agreement, the Intellectual Property rights used in or related to the Products and including, without limitation, registration dossiers for the Products, Regulatory Approvals, Trademarks, BARRIER Housemarks, Know-How and patents owned or controlled by BARRIER whether by license or otherwise and licensed to FERRER as of the date hereof and during the term of this Agreement, and shall mean all or each such IP Rights individually as the case may be.

      1.1.34 "QUOTA COMMENCEMENT DATE" means, with respect to a Product in a given country, the first day of the first full calendar year following the calendar year in which the First Commercial Sales occurs for such Product in such country.

      1.1.35 "REGION" means any of the European Region, African Region or Latin American Region, as applicable.

      1.1.36 "REGULATORY APPROVAL(S)" means the technical, medical and scientific licenses, registrations, authorizations and approvals (including, without limitation, approvals of MAAs, supplements, variations and amendments, pre- and post- approvals, pricing and Third Party reimbursement approvals, and labelling approvals) of a Governmental Body necessary for the distribution, marketing, promotion, offer for sale, supply use, import, export or sale of a Product in a regulatory jurisdiction in the Territory.

      1.1.37 "SEBAZOLE PRODUCT" means the pharmaceutical product currently identified as "Sebazole" containing ketoconazole in an anhydrous gel and all Improvements thereto.

      1.1.38 "SEMI-EXCLUSIVE" means the right of BARRIER to sell or supply a Product by itself or to appoint a second distributor in a Region of the Territory to distribute a Product, including in each case, the right to use the Trademark, on a co-exclusive basis along with FERRER, at BARRIER's sole discretion according to clause 2.3, where such use is not prohibited by law.

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separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

      1.1.39 "SPECIFICATIONS" means, with respect to a Product, the quality assurance and quality release specifications for the Product set forth in the Regulatory Approval for the Product, as may be modified from time to time in the discretion of Barrier.

      1.1.40 "TERM" means the period set forth under Section 13.1.

      1.1.41 "TERRITORY" means the European Region, African Region and Latin American Region.

      1.1.42 "THIRD PARTY" means any Person that is not a Party or an Affiliate of a Party.

      1.1.43 "TPM" means any Third Party manufacturer of a Product.

      1.1.44 "TRADEMARKS" means any trademarks, trade names or trade dress used and/or selected by BARRIER to designate a Product.

      1.1.45 "TRANSFER PRICE" has the meaning set forth in Section 4.2.1.

      1.1.46 "VALID CLAIM" means a claim in any unexpired, issued patent within the Patents which has not been held invalid or unenforceable by a non-appealed or unappealable decision by a court or other appropriate body of competent jurisdiction, and which is not admitted to be invalid through disclaimer or dedication to the public.

      1.1.47 "ZIMYCAN PRODUCT" means the pharmaceutical product containing .25% miconazole in a zinc oxide and petrolatum base, currently identified as "Zimycan", and all Improvements thereto.

      1.2 SCHEDULES

      The Schedules which are attached to this Agreement are incorporated into this Agreement by reference and are deemed to be part hereof.

      1.3 CURRENCY

      Unless otherwise indicated, all amounts payable under this Agreement shall be in Euros.

      1.4 CHOICE OF LAW

      This Agreement shall be governed by and construed in accordance with the laws of the United Kingdom without regard to principles of conflicts of law.

      1.5 INTERPRETATION NOT AFFECTED BY HEADINGS OR PARTY DRAFTING

      1.5.1 The division of this Agreement into articles, sections, paragraphs, subsections and clauses and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms "this Agreement", "hereof", "herein", "hereunder" and similar expressions refer to this Agreement and the schedules hereto and not to any particular article, section, paragraph, clause or other portion hereof and include any Agreement or instrument supplementary or ancillary hereto. Each Party acknowledges that it and its legal counsel have reviewed and participated in drafting the terms of this Agreement, and the Parties

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      agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting Party shall not be applicable in the interpretation of this Agreement.

      1.5.2 The phrase "country by country basis" or "for a given country" or words to similar effect, shall include "Country Group by Country Group basis" and "for a given Country Group," as applicable.

      1.6 NUMBER AND GENDER

      In this Agreement, unless there is something in the subject-matter or context inconsistent therewith, (i) words in the singular number include the plural and such words shall be construed as if the plural had been used, (ii) words in the plural include the singular and such words shall be construed as if the singular had been used, and (iii) words importing the use of any gender shall include all genders where the context or Party referred to so requires, and the rest of the sentence shall be construed as if the necessary grammatical and terminological changes had been made.

2.    SUPPLY AND DISTRIBUTION OF PRODUCTS

      2.1 SUPPLY OF THE PRODUCTS

      Subject to the terms and conditions of this Agreement, during the Term, BARRIER shall sell the Products ready for sale as finished, packaged, labeled units to FERRER for the Transfer Prices set forth in Article 4.

      2.2 DISTRIBUTION OF THE PRODUCTS

      2.2.1 Subject to the terms and conditions of this Agreement, BARRIER hereby grants to FERRER the exclusive right, within the Field of Use, to market, distribute and sell the Products for its own account in the Territory.

      2.2.2 FERRER shall have the right to appoint its Affiliates as sub-distributors; provided, however, that (i) FERRER shall notify BARRIER thereof in writing and (ii) FERRER shall remain responsible to BARRIER for the performance of its Affiliates.

      2.2.3 FERRER may appoint as a sub-distributor any Third Party that is not an Affiliate provided that (i) it obtains BARRIER's prior written consent, which shall not be unreasonably withheld, and (ii) FERRER shall remain responsible to BARRIER for the performance of such Third Party.

      2.2.4 FERRER shall ensure that all Affiliates and other Third Party sub-distributors appointed by FERRER shall abide by the terms and conditions of this Agreement.

      2.2.5 FERRER acknowledges and understands that with respect to the Zimycan Product in Argentina, Belgium, Germany, Luxemborg, Mexico, Peru and Venezuela, and with respect to the Ketanserin Product in the Latin American Region, Barrier's rights under the J&J Agreements are non-exclusive.

      2.3 EXCLUSIVITY

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confidential treatment request.

      2.3.1 This Agreement is exclusive on a Product by Product, Region by Region and country by country basis for the Term, so long as FERRER continues to satisfy the Minimum Purchase Quota for such Product (i) in the Territory in the aggregate, (ii) in each Region in the aggregate, and
      (iii) in each country, in each case, pursuant to the provisions of Section 8.1.

      2.3.2 Following the Quota Commencement Date for a given Product, BARRIER shall have the right, as its sole remedy, upon simple notice to transform the exclusivity of this Agreement into a Semi-exclusive agreement for that Product on a country by country basis if FERRER is in default of the conditions set forth in Section 2.3.1. If FERRER is in default of the Minimum Purchase Quota with respect to a Product in the Territory in the aggregate, [**]. BARRIER will have the right upon simple notice to transform the exclusivity of this Agreement for that country or countries in the Region for which the Minimum Purchase Quota is not met into a Semi-exclusive Agreement for that Product in that country. For clarity, BARRIER shall [**].

      2.3.3 The exclusivity as referred to in this Agreement means that BARRIER, provided all conditions are met by FERRER, will not enter into other agreements for the distribution and sale of the Products in the Territory nor sale the Products by itself in the Territory.

      2.3.4 (A) During the term of this Agreement, on a Product by product basis, in each country in the Territory in which FERRER has exclusive rights to such Product under this Agreement, except as necessary to perform its obligations under this Agreement and except as set forth in subsection (B) below, FERRER shall not, and shall not permit its Affiliates, to directly or indirectly, alone or in conjunction with a Third Party market, promote, distribute, offer for sale or sell a Competing Product. For purposes of this Agreement, each of the following shall be considered a "Competing Product":

            (i)   [**], and

            (ii)  [**]; and

            (iii) [**].

            (B)   [**].

            2.3.5 Solely for the purpose of enabling FERRER to exercise its rights pursuant to Sections 5.1.6 and 13.4(i), BARRIER hereby grants FERRER a non-exclusive, royalty-free license under the Product IP Rights to make and have made the Products for sale in the Field of Use in the Territory.

            2.3.6 Nothing in this Agreement shall be construed to grant FERRER any rights or license (i) with respect to any Product outside of the Territory or (ii) with respect to any other products of BARRIER, or
            (iii) to manufacture any Product, except as provided in Section
            2.3.5 above.

            2.4 SAMPLES

            Provided Barrier can obtain sample sizes of the Products from its manufacturer, sample sizes of the Products may be purchased by FERRER from BARRIER at BARRIER's cost

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separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

      of goods for such samples. In any event, FERRER may obtain trade size samples of Products from BARRIER at BARRIER's cost of goods. All samples must be labeled "Sample, Not for Resale."

      2.5 RESTRICTION ON PURCHASE AND SALE OF PRODUCTS

      2.5.1 FERRER shall not actively promote the distribution or sale of the Products for delivery at any location outside the Territory. FERRER shall refer to BARRIER any order or inquiry from outside the Territory.

      2.5.2 FERRER shall not actively promote the distribution or sale of the Products outside of the Field of Use or otherwise than in accordance with their Regulatory Approvals.

      2.5.3 Unless otherwise authorized in writing by BARRIER, FERRER shall not purchase any Products from any person other than BARRIER.

3.    FORECASTS AND ORDERS

      3.1 ESTIMATED REQUIREMENTS; FIRM ORDERS

      3.1.1 Within thirty (30) days following the Effective Date, FERRER shall provide BARRIER with a forecast showing FERRER's estimated requirements of Products, within the Territory and identified for each Region, for the first twelve (12) months following the Effective Date. Such forecast shall be a non-binding forecast of FERRER's purchases of Products for the first twelve (12) months of sales within the Territory.

      3.1.2 On the first day of every calendar quarter during the Term, FERRER shall provide BARRIER with a good faith, forecast update of its estimated requirements by month and for each Region, of Products for the twelve (12) month period commencing on the first day of the immediately following calendar month (each a "Forecast Update").

      3.1.3 FERRER's specified requirements for Product for the first three (3) calendar months of each Forecast Update shall constitute a binding order for the purchase of Products (each, a "Firm Order"). The remainder of any Forecast Update shall be non-binding.

      3.2 PURCHASE ORDERS

      3.2.1 Each Forecast Update shall be accompanied by one or more purchase orders for Products covered by that portion of the Forecast Update constituting a Firm Order (each, a "Purchase Order"). For each Product, FERRER shall specify, on a Purchase Order, the requested quantity of Product, required delivery dates, shipment method and destination. All Purchase Orders must be received by BARRIER at least ninety (90) days prior to the delivery date specified in each respective order. All such orders shall be in full lot quantities. Each Purchase Order shall be in a form and contain terms previously agreed to by the Parties. The delivery of Products shall be made within a maximum of twenty (20) days from the delivery date specified on the Purchase Order.

      3.2.2 Purchase Orders under Section 3.2.1, up to one hundred and twenty per cent (120%) of the quantities ordered in the Forecast Updates, shall be deemed accepted by

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separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

      BARRIER. BARRIER shall use Commercially Reasonable Efforts to comply with unplanned increases in Purchase Orders in excess of FERRER's Forecast Updates.

      3.2.3 In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of any Purchase Order or any other document, the terms and conditions of this Agreement shall prevail.

4.    ECONOMIC TERMS

      4.1 UPFRONT AND MILESTONE PAYMENTS

      In consideration for the rights granted, within five (5) working days following the event or date specified below, FERRER will pay BARRIER the following non-refundable, non-creditable amounts:

      4.1.1 (euro)500,000 upon the Effective Date of this Agreement.

      4.1.2 A one time payment of (euro) [**] upon receipt of the first Regulatory Approval of the Liarozole Product in any of the following countries in the European Region: [**].

      4.1.3 A one time payment of (euro) [**] upon the First Commercial Sale of the Liarozole Product in any of the following countries in the European
      Region: [**].

      4.2 SUPPLY PRICES

      4.2.1 FERRER shall purchase all of the Products for which a Purchase Order has been submitted to BARRIER at a "Transfer Price" (which includes BARRIER's cost of goods) equal to the Applicable Percentage of FERRER's Net Selling Price for such Product [**].

      The "Applicable Percentage" for each Product is as follows:

 Product                      Applicable Percentage
----------             -----------------------------------
Zimycan                [**]% of Ferrer's Net Selling Price
Ketanserin             [**]% of Ferrer's Net Selling Price
Sebazole               [**]% of Ferrer's Net Selling Price
Liarozole              [**]% of Ferrer's Net Selling Price

      4.2.2 BARRIER shall invoice FERRER for Products upon shipment at the Forecasted Supply Price determined in accordance with Section 4.3.

      4.2.3 The Transfer Price for the Product shall be calculated and set each year in accordance with the methods set forth below. The Parties shall establish a Forecasted Supply Price in accordance with Section 4.3. During such year, the Transfer Price shall be the Forecasted Supply Price. At the end of each year, the Transfer Price shall be calculated and reconciled with the Forecasted Supply Price for the same time period in accordance with Section 4.4.

      4.2.4 In addition to the Transfer Prices and any [**] payable pursuant to
      Section 4.2.5, within sixty (60) days following each calendar quarter, FERRER shall pay to BARRIER

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** Certain information in this exhibit has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

      [**] percent ([**]%) of FERRER's aggregate Net Sales of all Products sold during such quarter, until such time as FERRER has paid an aggregate of
      (euro) [**] pursuant to this Section 4.2.4.

      4.2.5 [**].

      4.2.6 The [**] shall be in addition to any amounts payable under Section 4.2.4.

      4.3 FORECASTED SUPPLY PRICE

      For each Product in each Region, for the year in which the First Commercial Sale occurs, the Forecasted Supply Price shall be calculated according to the Applicable Percentage taking into account the Minimum Supply Prices as specified under clauses 1.1.25 and 4.2.1, and mutually agreed upon by the Joint Steering committee at least sixty (60) days prior to the anticipated date of the First Commercial Sale. At least sixty (60) days prior to the beginning of each subsequent calendar year, the Forecasted Supply Price shall be calculated for each unit of Product and shall be equal to the Transfer Price for the immediately three (3) preceding calendar quarters. All of the foregoing shall be referred to as the "Forecasted Supply Price".

      4.4 ANNUAL RECONCILIATION OF SUPPLY PRICE

      Within forty-five (45) days following (i) the end of each calendar year during the Term of this Agreement, and (ii) the expiration or earlier termination of this Agreement, FERRER shall deliver to BARRIER a report and calculation of the Net Selling Price for each of the Products sold in the Territory during such calendar year. BARRIER shall then calculate an amount determined by multiplying for each Product (a) the Net Selling Price for the preceding calendar year less the Forecasted Supply Price for the preceding calendar year by (b) the number of Products sold during the preceding calendar year. If the result of the calculation in this Section
      4.4 is positive, FERRER shall pay such amount to BARRIER. If the result of the calculation in this Section 4.4 is negative, FERRER shall be entitled to a credit for such amount which it may apply to future invoices.

      4.5 PAYMENT METHOD

      All payments under this Agreement shall be made by bank wire transfer in immediately available funds to an account designated by the Party to which such payments are due. Any payments due under this Agreement which are not paid by the date such payments are due under this Agreement shall bear interest to the extent permitted by applicable law at a rate equal to the thirty (30) day London inter-bank offering rate U.S. dollars as quoted in The Financial Times on the first business day of the month on which the payment was due. This Section 4.5 shall in no way limit any other remedies available to the Parties.

      4.6 EURO; CURRENCY EXCHANGE

      All sums due under this Agreement shall be payable in Euros. With respect to Net Sales invoiced in a currency other than Euros, the Net Sales shall be expressed in the domestic currency of the entity making the sale or incurring the expense, together with the Euro equivalent, calculated using the arithmetic average of the spot rates on the last working day of each month of the calendar quarter in which the Net Sales were made.

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** Certain information in this exhibit has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

      The "closing mid-point rates" published by The Financial Times, or any other publication as agreed to by the Parties, shall be used as the source of spot rates to calculate the average as defined in the preceding sentence.

      4.7 INVOICES; TIMING OF PAYMENTS

      Barrier shall invoice FERRER for all Products supplied hereunder at the Forecasted Supply Price on the date of shipment, which invoice shall include any Shipping Costs paid by BARRIER and any applicable taxes, for all amounts due to BARRIER hereunder monthly in arrears. Payment for the Products shall be made by FERRER to BARRIER in Euros within sixty (60) days of FERRER's receipt of invoicing. Unless otherwise specified in this Agreement, all other amounts due to BARRIER hereunder shall be paid by FERRER within sixty (60) days following the date of FERRER's receipt of invoice.

      4.8 TAXES

      Where any sum due to be paid to a Party under this Article 4 is subject to any withholding or similar tax, the Parties shall use their reasonable efforts to do all such acts and to sign all such documents as will enable them to take advantage of any applicable double taxation agreement or treaty. In the event there is no applicable double taxation agreement or treaty, or if an applicable double taxation agreement or treaty reduces but does not eliminate such withholding or similar tax, the Party making a payment shall pay such withholding or similar tax to the appropriate government authority, deduct the amount paid from the amount due to the other Party, and secure and send to the other Party the best available evidence of such payment.

      4.9 AUDIT RIGHTS

      FERRER shall keep, and require its Affiliates and any Third Party sub-distributors to keep, complete and accurate books of accounts and records for the purpose of determining the amounts payable pursuant to this Agreement. Such books and records shall be kept at the principal place(s) of business of FERRER and its Affiliates for at least three (3) years following the end of the calendar year to which they pertain. Such records will be open for inspection during such three (3) year period by an independent auditor chosen by BARRIER and reasonably acceptable to FERRER for the purpose of verifying the amounts payable hereunder. Such inspections may be made no more than once each calendar year, at reasonable times and on reasonable notice and once the records for a period are audited they shall not be subject to re-audit. Inspections conducted under this Section 4.9 shall be at the expense of BARRIER, unless a variation or error producing an underpayment in amounts payable exceeding five percent (5%) of the amount paid for the entire period covered by the inspection is established in the course of any such inspection, whereupon all reasonable documented out-of-pocket costs relating to the inspection for such period and any unpaid amounts that are discovered shall be paid by FERRER, together with interest on such unpaid amounts at the rate set forth in Section 4.5 above.

5.    TERMS OF SALE

      5.1 DELIVERY OF PRODUCTS, TRANSFER OF RISKS AND PROPERTY

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separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

      5.1.1 The Products shall be sold and delivered EXW from BARRIER's manufacturer's plant or BARRIER's warehouse prior to or within twenty (20) days of the date specified in the applicable Purchase Order. In accordance with EXW terms, FERRER shall bear all risk of loss and damage to the Products from the time they have been placed at FERRER's disposal. BARRIER shall ship the Products on a carrier specified by FERRER at FERRER's expense.

      5.1.2 Delivery of eighty percent (80%) or more of any Purchase Order shall be considered a complete order, provided that the remaining quantities of any Purchase Order are delivered within the ninety (90) day period following the requested delivery date.

      5.1.3 Products will be delivered ready for sale in the Territory.

      5.1.4 FERRER shall pay all costs, expenses, taxes (including VAT), levies, tariffs, brokerage fees, insurance premiums and other costs and charges assessed or levied in connection with the transportation of Products from the manufacturing facility at which final packaging of such Product is completed (the "Shipping Costs"). If BARRIER pays any of the Shipping Costs on behalf of FERRER, then BARRIER shall invoice such Shipping Costs to FERRER and FERRER shall pay such costs in accordance with the provisions of Section 4.7 above.

      5.1.5 BARRIER shall use all Commercially Reasonable Efforts to supply FERRER's requirements of Products. If BARRIER is temporarily unable to supply FERRER's requirements for a particular Product, [**].

      5.1.6 [**].

      5.2 COMPLIANCE OF PRODUCTS

      5.2.1 FERRER shall have the right to ensure that all Products comply with the Specifications during the period of fifteen (15) working days following the date of BARRIER's delivery of such Products. In the event FERRER finds that the Products do not conform to the Specifications, FERRER shall send a notice to BARRIER within the fifteen (15) working day period following delivery. If BARRIER has not received any notice from FERRER within such fifteen (15) working days following delivery, FERRER shall be deemed to have accepted the Products as is. Such limitations shall not apply as per latent defects. For clarity, FERRER shall not have the right to return Products which conform to the applicable Specifications .

      5.2.2 If FERRER receives Products from BARRIER that do not comply with the Specifications ("non-conforming"), BARRIER shall replace such non-conforming Products with an equal quantity of Product that conforms to the Specifications at no additional cost to FERRER. If a shortage exists with respect to a shipment of Products, FERRER shall so inform BARRIER, and BARRIER shall make-up such shortage at no additional cost to FERRER. The remedies set forth in this Section 5.2.2 shall be the sole and exclusive remedies of FERRER with regard to a shortage or non-conforming Products.

      5.2.3 If the analysis or assay of a sample of the Products performed by or for FERRER indicates that the batch of Products does not meet Specifications and

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** Certain information in this exhibit has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

      BARRIER's analysis or assay of its sample from the same batch indicates that the batch does meet Specifications, BARRIER will so advise FERRER and a joint investigation will be conducted to determine the cause of the failure.

      5.2.4 If the Products are proven to meet Specifications, then FERRER shall be responsible for the cost of the joint investigation and any independent Third Party testing of Products.

      5.2.5 If the Products are proven not to meet Specifications in a material way that is likely to affect the Products, BARRIER shall be responsible for the cost of the joint investigation and any independent Third Party testing of Products, and shall replace such Products at its own cost.

6.    REPRESENTATIONS AND WARRANTIES

      6.1 REPRESENTATIONS AND WARRANTIES OF BARRIER

      BARRIER represents and warrants the following:

      6.1.1 it has full power and authority to enter into and perform its obligations pursuant to this Agreement and to consummate the transactions contemplated herein;

      6.1.2 the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action and constitute a legal, valid and binding obligation of BARRIER;

      6.1.3 it shall comply with the material Specifications and the applicable current Good Manufacturing Practices (cGMPs) of Europe and each Region, as applicable, and shall comply, with the assistance of FERRER in informing BARRIER, with local, state, and federal laws and regulations applicable in the Territory. BARRIER may however make modifications to the Specifications if approved by the applicable Governmental Body and shall thereafter inform FERRER of any such modifications and, other than with respect to the Zimycan Product in the European Region, provide FERRER with the corresponding documentation to be submitted to the Governmental Body;

      6.1.4 its obligations under this Agreement are valid and binding and enforceable against it in accordance with their terms, except as enforcement may be affected by bankruptcy, insolvency, or other similar laws and by general principles of equity; and

      6.1.5 it has not previously granted any rights that are inconsistent with the rights and licenses granted herein.

      6.2 REPRESENTATION AND WARRANTIES OF FERRER

      FERRER represents and warrants the following:

      6.2.1 it has full power and authority to enter into and perform its obligations pursuant to this Agreement and to consummate the transactions contemplated herein;

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** Certain information in this exhibit has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

      6.2.2 the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action and constitute a legal, valid and binding obligation of FERRER;

      6.2.3 its obligations under this Agreement are valid and binding and enforceable against it in accordance with their terms, except as enforcement may be affected by bankruptcy, insolvency, or other similar laws and by general principles of equity;

      6.2.4 it shall perform its obligations hereunder in compliance with all applicable laws and regulations whether it be local or otherwise;

      6.2.5 it has the commercial capacity to distribute and sell the Product in the Territory; and

      6.2.6 there are no agreements or commitments to which it or any of its Affiliates is a party that conflicts with its obligations hereunder.

      6.2.7 It has provided in writing to BARRIER a description of all products as of the Effective Date [**], to which FERRER has obtained the rights to market and/or distribute such products from a Third Party.

7.    OBLIGATIONS OF BARRIER

      7.1 FORM AND PROMOTION

      7.1.1 During the Term of this Agreement, BARRIER shall use Commercially Reasonable Efforts to assist FERRER in the preparation of sales promotion material and shall, from time to time, provide FERRER with its sales promotional material relating to the Products in order to facilitate advertising of the Products, together with such information as BARRIER deems appropriate in connection with any warranties relating to the Products.

      7.1.2 Prior to using any promotional materials for the Products for the first time, FERRER shall submit a sample of such materials to BARRIER for approval. BARRIER shall use Commercially Reasonable Efforts to approve such materials within ten (10) days for materials in English and fifteen
      (15) days for materials in a language other than English. Should FERRER receive no response from BARRIER within that period the materials shall be deemed approved.

      7.1.3 FERRER shall provide to BARRIER with samples of all marketing and promotion materials that FERRER uses for the Products for use by BARRIER and BARRIER's other partners outside of the Territory, at BARRIER's cost and expenses.

8.    OBLIGATIONS OF FERRER

      8.1 MINIMUM PURCHASE QUOTA

      8.1.1 During the Term, FERRER covenants and agrees to purchase from BARRIER for distribution within the Territory and independently for each Region and each country or Country Group not less than the Minimum Purchase Quota, as more specifically provided under clauses 2.3.1 and 2.3.2

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separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

      8.1.2 On a Product by Product basis in the Territory, Region by Region and country by country, FERRER shall not be deemed to be in default of the requirement in Section 8.1.1 in any [**] for the year in question.

      8.1.3 For purposes of this Agreement, the term "Minimum Purchase Quota" with respect to each of the Zimycan Product and the Sebazole Product has the meaning set forth on Schedule 8.1.3 with respect to each Region and each country or Country Group therein. Upon the Effective Date, the Minimum Purchase Quota for each Region set forth on Schedule 8.1.3 for the Zimycan Product and the Sebazole Product shall be binding. During the sixty (60) day period following the Effective Date, FERRER shall have an opportunity to finalize the Minimum Purchase Quotas for each country or Country Group. Within sixty (60) days following the Effective Date FERRER shall deliver to BARRIER a revised Scheudule 8.1.3 containing the Minimum Purchase Quotas for the Zimycan Product and the Sebazole Product for each Region and each country or Country Group therein, which such revised schedule shall be binding. For clarity, the Minimum Purchase Quota for each Region on the revised schedule must be equal to the Minimum Purchase Quota for each Region set forth on Schedule 8.1.3 on the Effective Date.

      8.1.4 For purposes of this Agreement, the term "Minimum Purchase Quota" with respect to the Liarozole Product [**] and the Ketanserin Product [**], shall be those set forth of Schedule 8.1.4. The Minimum Purchase Quotas set forth on Schedule 8.1.4 shall become binding unless, at least ninety (90) days prior to the anticipated date of the first submission of the first MAA for the applicable Product in such Region, FERRER shall notify BARRIER in writing that due to the then proposed labeling or then existing market conditions in the Region, FERRER believes in good faith that such Minimum Purchase Quotas are commercially unfeasible. If FERRER so notifies BARRIER, then the parties shall negotiate in good faith revised Minimum Purchase Quotas for the applicable Product and Region and for each country or Country Group in such Region. If FERRER does not so notify BARRIER, then the Minimum Purchase Quotas on Schedule 8.1.4 shall become binding and the Minimum Purchase Quota for each country or Country Group within such Region shall be provided by FERRER during the thirty
      (30) day period following the first submission of the first MAA for the applicable Product in such Region. [**].

      8.2 REGISTRATION OF PRODUCTS

      Except for the Mutual Recognition Procedure which is in process as of the Effective Date for the Zimycan Product in the European Region, FERRER, based on the information provided by BARRIER, will use Commercially Reasonable Efforts to obtain the necessary permits, licenses, authorizations, registrations or approvals that may be required in accordance with each Region's regulations, or under any other Governmental Body, as may be required for the sale, distribution and promotion of the Products in the Territory, unless BARRIER notifies FERRER that BARRIER desires to take any such action. To this end, BARRIER shall provide all reasonable assistance as FERRER shall request. With respect to such Mutual Recognition Procedure and any other such regulatory action with respect to Products in the Territory that BARRIER undertakes, FERRER shall provide all reasonable assistance as BARRIER shall request.

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** Certain information in this exhibit has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

      8.3 REGULATORY APPROVALS

      8.3.1 FERRER will seek such Regulatory Approval according to local regulations on behalf of BARRIER and obtain and maintain any requisite Regulatory Approval in the Territory in such name as BARRIER may require. If the Products and the Regulatory Approvals are registered in the name of FERRER, FERRER shall hold such Regulatory Approvals in trust for the benefit of BARRIER. At BARRIER's request, whether or not this Agreement is then in effect, FERRER shall take such action, including transferring the Regulatory Approvals or assisting in the procuring of a new registration, as BARRIER may request in order to vest the Regulatory Approvals of the Products in BARRIER or its designee; provided however that no such transfer shall be required prior to the valid termination of this Agreement pursuant to provisions set forth in Section 13 if the rights of FERRER are materially adversely affected thereby.

      8.3.2 Each Party shall bear all costs and expenses actually incurred by it in obtaining Regulatory Approvals and conducting its regulatory and commercialization activities hereunder.

      8.4 LABELLING

      8.4.1 The inventory shall be shipped with appropriate labelling as approved by the Governmental Body as per all standards, laws and regulations applicable to each country of the Territory as notified by FERRER to BARRIER from time to time.

      8.4.2 Consistent and in accordance with Section 12.3.3, FERRER shall cause BARRIER to be identified on the labels of the Products and on promotional and educational materials as the manufacturer and holder of IP Rights thereof, unless prohibited by applicable law or otherwise instructed by BARRIER. FERRER shall represent itself as the distributor of the Products.

      8.5 OTHER OBLIGATIONS

      FERRER shall:

      8.5.1 use Commercially Reasonable Efforts to promote, distribute, market and sell the Product in the Territory;

      8.5.2 properly carry out its obligations under this Agreement;

      8.5.3 honor any warranty offered by BARRIER on the Products;

      8.5.4 manage any consumers' complaints in a diligent and expeditious manner, and inform BARRIER without delay of any abnormal increase in the number of complaints in association with Products all pursuant to the Pharmacovigilance Agreement; and

      8.5.5 be responsible for complying with all local laws and regulations including, without limitation, laws and regulations relating to the importation and sale of the Products.

9.    MUTUAL UNDERTAKINGS

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separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

      9.1 MARKETING STRATEGY AND JOINT COMMERCIALIZATION COMMITTEE

      As soon as practicable following the date of the Agreement, the Parties will establish a Joint Commercialization Committee (JCC) to monitor [**]. BARRIER and FERRER shall each designate at least two (2) members to serve on the JCC, one of whom must be the person [**]. The JCC shall meet at least quarterly and at such other times as agreed to by the committee members.

      [**].

      [**].

      [**].

      9.2 [**].

      9.3 JOINT STEERING COMMITTEE

      As soon as practicable following the Effective Date, the Parties shall form a Joint Steering Committee. BARRIER and FERRER shall each designate two (2) members to serve on the Joint Steering Committee and such members shall be senior executives of the designating Party. Each member shall serve until removed by the Party appointing the member. The initial members of the Joint Steering Committee shall be Geert Cauwenbergh and Al Altomari for BARRIER and Jorge Ramentol and Carlos De Lecea for FERRER. The Joint Steering Committee shall exist to (i) review the efforts of the Joint Commercialization Committee, (ii) resolve disputes of the Joint Commercialization Committee, (iii) establish the Minimum Supply Price and the Forecasted Supply Price, and (iv) to perform such other duties to facilitate the collaboration as the Parties deem necessary. Each Party shall have one vote and both Parties must agree on all decisions of the Joint Steering Committee.

10.   INDEMNIFICATION

      10.1 INDEMNIFICATION BY BARRIER

      BARRIER shall indemnify, protect and hold FERRER and FERRER's directors, officers, and employees (the "FERRER Indemnified Parties") harmless from and against any and all Liabilities, asserted at any time arising out of
      (i) any breach or misstatement by BARRIER of its representations and warranties made in this Agreement, or (ii) the Products themselves (characteristics inherent to the Products), the manufacture, sale or use of the Products produced by or for BARRIER or its designees (whether under defective Product liability or otherwise) or (iii) any negligent act or omission or gross negligence, recklessness or willful misconduct of Barrier or any of its Affiliates; or (iv) any other breach by BARRIER of its obligations under this Agreement except in each case, to the extent caused by any negligent act or omission or gross negligence, recklessness or willful misconduct of any of the FERRER Indemnified Parties.

      10.2 INDEMNIFICATION BY FERRER

      FERRER shall indemnify, protect and hold BARRIER and BARRIER's directors, officers, employees and agents harmless from and against any and all Liabilities, asserted at any

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separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

      time arising out of or involving (i) any breach or misstatement by FERRER of its representations and warranties made in this Agreement or (ii) the promotion, storage, sale and distribution of the Products by FERRER or its designees, or (iii) any negligent act or omission or gross negligence, recklessness or willful misconduct of FERRER or any of its Affiliates; or
      (iv) any other breach by FERRER of its obligations under this Agreement except in each case, to the extent caused by any negligent act or omission or gross negligence, recklessness or willful misconduct of any of the Barrier Indemnified Parties.

      10.3 PROCEDURE

      10.3.1 If any claim or action is asserted against a Party, or the Affiliate of a Party, to this Agreement that would entitle such Party to indemnification pursuant to either of the foregoing Sections 10.1 or 10.2 (a "Third Party Claim"), such Party who seeks indemnification (the "Indemnitee") will give written notice thereof to the Party to this Agreement from whom indemnification is sought (the "Indemnitor") promptly, provided, however, that failure to give such notification will not affect the indemnification provided hereunder except to the extent the Indemnitor shall have been actually prejudiced as a result of such failure.

      10.3.2 If a Third Party Claim is made against an Indemnitee and the Indemnitor acknowledges in writing its obligation to indemnify the Indemnitee therefore, the Indemnitor will be entitled, within one hundred twenty (120) days after receipt of written notice from the Indemnitee of the commencement or assertion of any such Third Party Claim to assume the defense thereof (at the expense of the Indemnitor) with counsel selected by the Indemnitor and reasonably satisfactory to the Indemnitee, for so long as the Indemnitor is conducting a good faith and diligent defense. Should the Indemnitor so elect to assume the defense of a Third Party Claim, the Indemnitor will not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof. If the Indemnitor assumes the defense of any Third Party Claim, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitor. If the Indemnitor assumes the defense of any Third Party Claim, the Indemnitor will promptly supply to the Indemnitee copies of all correspondence and documents relating to or in connection with such Third Party Claim and keep the Indemnitee informed of developments relating to or in connection with such Third Party Claim, as may be reasonably requested by the Indemnitee (including, without limitation, providing to the Indemnitee on reasonable request updates and summaries as to the status thereof). If the Indemnitor chooses to defend a Third Party Claim, all Indemnitees shall reasonably cooperate with the Indemnitor in the defense thereof (such cooperation to be at the expense, including reasonable legal fees and expenses, of the Indemnitor). If the Indemnitor does not elect to assume control of the defense of any Third Party Claim within the 120-day period set forth above, or if such good faith and diligent defense is not being or ceases to be conducted by the Indemnitor, the Indemnitee shall have the right, at the expense of the Indemnitor, after three (3) Business Days notice to the Indemnitor of its intent to do so, to undertake the defense of the Third Party Claim for the account of the Indemnitor (with counsel selected by the Indemnitee), and to compromise or settle such Third Party Claim, exercising reasonable business judgment.

      10.3.3 If the Indemnitor acknowledges in writing its obligation to indemnify the Indemnitee for a Third Party Claim, the Indemnitee will agree to any settlement,

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separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

      compromise or discharge of such Third Party Claim that the Indemnitor may recommend that by its terms obligates the Indemnitor to pay the full amount of losses (whether through settlement or otherwise) in connection with such Third Party Claim and unconditionally and irrevocably releases the Indemnitee completely from all liability in connection with such Third Party Claim; provided, however, that, without the Indemnitee's prior written consent, the Indemnitor shall not consent to any settlement, compromise or discharge (including the consent to entry of any judgment), and the Indemnitee may refuse to agree to any such settlement, compromise or discharge, that provides for injunctive or other nonmonetary relief affecting the Indemnitee. If the Indemnitor acknowledges in writing its obligation to indemnify the Indemnitee for a Third Party Claim, the Indemnitee shall not (unless required by law) admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnitor's prior written consent (which consent shall not be unreasonably withheld).

      10.4 CONSEQUENTIAL DAMAGES

      Other than amounts payable with respect to a Third Party Claim pursuant to an indemnification obligation, neither Party hereto will be liable for special, incidental or consequential damages arising out of this agreement or the exercise of its rights hereunder, including without limitation lost profits arising from or relating to any breach of this Agreement, regardless of any notice of such damages.

      10.5 INSURANCE

      The Parties shall maintain, during the Term, commercial general liability insurance, (including products liability, contractual liability, bodily injury, property damage and personal injury) adequate enough to cover its indemnification obligations under this Article 10. During the Term, the Parties shall not permit such insurance to be expired or canceled without reasonable prior written notice to the other Party. A Party's liability to the other is in no way limited to the extent of the insurance coverage.

11.   REGULATORY MATTERS

      11.1 ADVERSE DRUG REACTIONS

         Promptly following the Effective Date, but in no event later than 30 days prior to the anticipated First Commercial Sale of a Product, the Parties shall negotiate in good faith and execute a pharmacovigilence agreement containing terms customary for similar agreements (the "Pharmacovigilence Agreement").

      11.2 COMMUNICATIONS WITH GOVERNMENT BODIES; INQUIRIES

      11.2.1 The Party to whom the MAA is granted shall be responsible for communicating with Government Bodies on regulatory matters. Unless otherwise determined pursuant to Section 8.3.1, it is anticipated that BARRIER shall be responsible for communicating with Government Bodies in the European Region and FERRER will be responsible for communicating with Government Bodies in the African and Latin American Regions.

      11.2.2 Upon being contacted by any Governmental Body in the Territory in connection with a Product or any other matter which might reasonably be expected to affect the rights or obligations of the other Party under this Agreement, the Party so contacted

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      shall immediately notify the other Party. Each Party, as appropriate, shall respond to all inquiries regarding the Products, from Governmental Bodies throughout the Territory and the Parties shall provide one another with reasonable assistance in this regard.

      11.3 RECALLS

      In the event that either Party determines that an event, incident or circumstance has occurred which may result in the need for a recall or other removal of the Products from the market, such Party shall advise and consult with the other Party with respect thereto as to the appropriate measures to be taken, as jointly agreed through the Joint Commercialization Committee.

      11.4 RECALL PROCEDURE

      Prior to commencing any recall, the Parties shall review with one another the manner in which the recall is to be carried out and any instructions or suggestions of the applicable Regulatory Authority. BARRIER may decide to assume control of any recall procedure and in such case FERRER shall assist at BARRIER's reasonable cost in any action taken pursuant to such recall.

      11.5 COST OF RECALLS

      Except as expressly otherwise provided below in this section 11.5, the Parties shall share equally all costs of a recall, market withdrawal or other corrective action with respect to any Product in the Territory. Notwithstanding the foregoing, a Party shall bear any and all costs of a recall, market withdrawal or other corrective action with respect to a Product in the Territory to the extent such recall, market withdrawal or other corrective action is attributable predominantly to the fault of such Party and results from:

            (A) in the case of BARRIER: (i) a grossly negligent or reckless act or omission or intentional misconduct on the part of BARRIER or its Affiliates, and not from a grossly negligent or reckless act or omission or intentional misconduct on the part of FERRER or its Affiliates or sub-distributors, (ii) characteristics inherent to the Products, (iii) the failure of Product to be manufactured by BARRIER in compliance in all material respects with all applicable laws, rules and regulations, and in accordance with the Specifications; or (iv) material breach by BARRIER of applicable laws, rules or regulations, or the provisions of this Agreement; and

            (B) in the case of FERRER: (i) a grossly negligent or reckless act or omission or intentional misconduct on the part of FERRER or its Affiliates or sub-distributors, and not from a grossly negligent or reckless act or omission or intentional misconduct on the part of BARRIER or its Affiliates; (ii) the failure of FERRER to handle, store or distribute Product in compliance with all applicable laws, rules and regulations from and after delivery of Product to FERRER; or (iii) material breach by FERRER of applicable laws, rules or regulations, or the provisions of this Agreement.

      Notwithstanding the foregoing, neither Party shall have any obligation to reimburse or otherwise compensate the other Party or its Affiliates for any lost profits or income that may arise in connection with any recall, market withdrawal or corrective action with respect to a Product.

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12.   INTELLECTUAL PROPERTY

      12.1 LIMITED KNOW-HOW AND PATENTS LICENSE

      12.1.1 Subject to the terms and conditions of this Agreement, and only to the extent required to perform its obligations and undertakings pursuant to this Agreement, BARRIER hereby grants to FERRER an exclusive, non-transferable license throughout the Territory to use the Know-How and the Patents owned by BARRIER for the sole purpose of: (i) obtaining the Regulatory Approvals in the Territory, and (ii) the sale, marketing and distribution of the Product in the Territory in the Field of Use, as provided herein.

      12.1.2 BARRIER also grants to FERRER for the purpose provided for pursuant to the provisions of sub-section 12.1.1, (i) an exclusive, non-transferable right and license throughout the Territory to use such Know-How and Patents of which BARRIER is an exclusive licensee, and (ii) a non-exclusive, non-transferable right and license throughout the Territory to use such Know-How and Patents of which BARRIER is a non-exclusive licensee.

      12.2 INVENTIONS

      BARRIER shall retain sole ownership of and exclusive title in the Product IP Rights. Any and all inventions relating to the Products resulting from the activities conducted by FERRER's directors, employees or agents under this Agreement (each, a "Distributor Invention") shall be promptly disclosed in writing to BARRIER. FERRER agrees to assign (or cause to be assigned), and hereby does assign, to BARRIER all of FERRER's right, title and interest in and to any Distributor Invention (whether made solely by employees and contractors of Distributor or jointly by employees or contractors of BARRIER and employees or contractors of FERRER.

      12.3 LIMITED LICENSE GRANT OF TRADEMARKS

      12.3.1 Selection of Trademarks for the Product shall be at BARRIER's sole discretion and BARRIER shall own all right, title and interest in and to any and all such Trademarks.

      12.3.2 BARRIER shall be responsible for maintaining and registering any Trademarks. BARRIER shall be responsible for all costs relating to the filing and renewal of Trademark applications for the Trademarks.

      12.3.3 All packaging materials, package inserts, labels and promotional materials relating to a Product distributed in the Territory shall display the Trademark and such BARRIER Housemark(s) as may be determined by BARRIER, in a form and style to be determined by BARRIER and in accordance with local regulations. FERRER shall not use any other Trademark in connection with the Product without obtaining BARRIER's prior consent in writing; provided, however, this provision shall not be construed to prohibit the continued use of FERRER's company name and logo in connection with its activities under this Agreement. In addition, if FERRER reasonably believes that, in any given country, business conditions justify that a Product should also be marketed as a generic, BARRIER shall not unreasonably withhold its consent.

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      12.3.4 BARRIER hereby grants to FERRER a non-exclusive, royalty-free license to use the Trademarks and the BARRIER Housemark(s) on and in connection with the promotion, sale and distribution of Products in the Territory during the Term of this Agreement. FERRER acknowledges that the ownership and all goodwill from the use of the Trademarks and the BARRIER Housemark(s) shall vest in and inure to the benefit of BARRIER. This Agreement confers on FERRER no right or authority to use the Trademarks or the BARRIER Housemark other than in connection with the Product marketed pursuant to this Agreement. FERRER will not, at any time during the continuance of this Agreement or thereafter, directly or indirectly, by itself or through its employees, agents or related companies, contest or assist any other company or person in contesting the validity of any of the Trademarks of the BARRIER Housemark or the right, title and interest of BARRIER to such Trademarks or the BARRIER Housemark.

      12.3.5 FERRER agrees to notify BARRIER promptly in writing if it becomes aware of any conflicting use of or application for registration of the Trademarks, or of any trademark confusingly similar thereto, or of any known or alleged infringements as well as of unfair competition involving the Trademarks which shall come to its attention.

      12.3.6 BARRIER shall be responsible for the defense of the Trademarks and shall determine in its sole discretion as to whether it will bring any actions in connection therewith. If BARRIER decides to do so, FERRER shall cooperate with BARRIER and render BARRIER its reasonable assistance in the defense of the Trademarks at BARRIER's expense. Any damages and costs recovered shall be for BARRIER's sole benefit.

      12.3.7 Other than as provided herein, FERRER shall not use or register at any time, whether during the continuance of this Agreement or thereafter, any business or tradename, company name, trademark, labeling or packaging design that incorporates, is substantially identical with or is deceptively or confusingly similar to any of the Trademarks or BARRIER Housemark.

      12.4 OTHER RIGHTS

      During the term of this Agreement, BARRIER retains all rights not granted or licensed hereunder including without limitation, the right to use the IP Rights in connection with the manufacturing, labeling, marketing, sale and distribution of the Products and the right to commercially exploit the IP Rights and expand its activities in any way and in any country of the world outside the Territory.

      12.5 CONFIDENTIAL INFORMATION

      The Parties shall not, at any time or under any circumstances, without the consent of the other Party, directly or indirectly communicate or disclose to any Person any confidential knowledge or information howsoever acquired including without limitation information received by a Party relating to or concerning the customers, Products, technology, Know-how, Patents, Intellectual Property, trade secrets, systems, operations or other confidential information regarding the other Party's business or that of any of its Affiliates ("Confidential Information"), nor shall it utilize or make available any such knowledge directly or indirectly in connection with any business or activity in which it is or proposes to be involved, or in connection with the solicitation or acceptance of employment with

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      any Person. For the purposes of this Article, shall be excluded from the obligations of non-disclosure hereunder the confidential information which:

      12.5.1 is a part of the public domain through no act or omission of the receiving Party or its officers, employees, agents, advisor or other representatives;

      12.5.2 was lawfully within its possession prior to its receipt thereof from the other Party;

      12.5.3 was received in good faith by the receiving Party from a Third Party, who was lawfully in possession of, and had the right to disclose, the same; or

      12.5.4 is information which the receiving Party is required by law to disclose, provided that the receiving Party first notifies the other Party that it believes it is required to disclose such information and it allows that Party a reasonable period of time to contest the disclosure of such information.

13.   TERM AND TERMINATION

      13.1 TERM

      Subject to termination as hereinafter provided, the term of this Agreement shall commence on the Effective Date and shall expire on a Product by Product basis and country by country basis on the later of (i) ten (10) years from the date of the First Commercial Sale of such Product for each country of the Territory and (ii) the date of expiration of the last Valid Claim to expire of the Patents in such country.

      13.2 RENEWAL

      This Agreement shall be automatically renewed at the end of the Term for consecutive periods of one (1) year upon the same terms and conditions, unless the Parties mutually agree to modify such terms and conditions and unless either Party gives a notice to the other Party, three months prior to the expiry of the Agreement, that it does not intend to renew the Agreement.

      13.3 EARLIER TERMINATION

      This Agreement may be terminated, prior to the expiration of the term hereof by mutual written Agreement of the Parties or upon any of the following:

      13.3.1 TERMINATION UPON BUSINESS FAILURE. To the extent permitted by applicable law, either Party shall have the option to terminate this Agreement immediately upon notice to the other Party in the event that (i) the other Party becomes insolvent, or subject to proceedings for its adjudication as a bankrupt, (ii) a receiver, trustee, or custodian is appointed for the other Party, or (iii) the other Party makes an assignment for the benefit of creditors, or is liquidated or dissolved, and (iv) in the event of the occurrence of any action or event which is, the equivalent in law of one or more of the events described in this subsection 13.3.1;

      13.3.2 EITHER PARTY FOR CAUSE. This Agreement may be terminated by either Party on a Product by Product and country by country basis in the event that the other Party is in default of any of the material provisions, terms and conditions herein with respect to

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      such Product in such country and fails to remedy (including payment of any alleged damages) such default within sixty (60) days of a notice thereof from the other Party.;

      13.3.3 DEFAULT OF PAYMENT. This Agreement may be terminated in the event that FERRER is in default of payment and FERRER fails to remedy such default within ninety (90) days of a notice thereof from BARRIER;

      13.3.4 TERMINATION BY FERRER. FERRER shall have the right to terminate this Agreement on a Product by Product and country by country basis if:

            (i) After [**] following the first submission of an MAA for a given Product in a given country such Product is not approved by the Governmental Body through no fault of FERRER, or

            (ii) If for any other reason beyond the reasonable control of FERRER, FERRER reasonably determines in good faith that commercialization of a given Product is not feasible or is economically unreasonable in a given country or countries of the Territory. Notwithstanding the above, before FERRER exercises such right, both Parties shall meet and discuss in good faith in order to try to find an alternative solution. In addition, if FERRER and BARRIER are unable to arrive at an alternative solution with respect to a country and FERRER has previously exercised its right to terminate this Agreement with respect to another country in the same Region, then BARRIER shall have the option, in its sole discretion, to terminate this Agreement as to such Product for the entire Region, or

            (iii) If a Product is withdrawn from the market due to safety reasons by BARRIER.

      13.3.5 TERMINATION BY BARRIER. BARRIER may terminate this Agreement on a Product by Product and country by country basis if:

            (i) FERRER fails to use Commercially Reasonable Efforts to fulfill its objectives to register the Products.

            (ii) through fault of FERRER, FERRER fails to launch and actively sell and promote a given Product in a given country of the Territory within [**] after obtaining the Marketing Authorization, or

            (iii) FERRER permanently ceases to sell a given Product in a given country of the Territory for a period of [**], except in circumstances where the Product has been withdrawn for safety reasons, or

            (iv) During the Term of this Agreement, FERRER experiences a Change of Control, or enters into any Agreement with respect to any such Change of Control transaction, and as of the date of the closing of the Change of Control transaction the surviving entity would be promoting, distributing, marketing or selling a Competing Product in any country in the Territory. However, before BARRIER exercises its right of Termination under this clause 13.3.5 (iii), BARRIER shall allow FERRER and/or the surviving entity a period of [**] to either divest or discontinue selling such Competing Product. For purposes of this Agreement "Change of Control" shall mean with respect to a Party (a) the merger or consolidation of such Party and any Third Party which results

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      in the voting securities of such Party outstanding immediately prior thereto ceasing to represent more than fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger or consolidation, or (b) any Third Party, together with its affiliates, becoming the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of the Party, or (c) the sale or other transfer to a Third Party of all or substantially all of such Party's assets, or

            (v) Ferrer contests the property rights of BARRIER in the IP Rights or executes or causes to be executed at any time any act capable of infringing the rights of BARRIER and/or the IP Rights.

      13.4 RESULTS OF EXPIRY

      Upon the scheduled expiration of the Term on a Product by Product and country by country basis:

            (i) FERRER's license under Section 2.2.1 would become non-exclusive and royalty free and would include the right to manufacture and have manufactured the applicable Product for sale in the applicable country;

            (ii) FERRER would transfer to BARRIER any marketing authorizations or other regulatory approvals for Products held in FERRER's name and BARRIER would grant to FERRER the right of cross-reference in order to enable FERRER to obtain a new marketing authorization in its own name;

            (iii) BARRIER's obligation to supply the applicable Product shall terminate; and

            (iv) BARRIER shall grant to FERRER an exclusive license to continue using the Trademarks in the applicable country in exchange for a royalty equal to [**] percent ([**]%) of FERRER's Net Sales, of Products bearing such Trademark payable on a quarterly basis pursuant to the provisions of
      Article 4 and FERRER and BARRIER shall execute and deliver any necessary trademark license agreement that BARRIER reasonably believes to be necessary in this regard.

      13.5 RESULTS OF TERMINATION

      13.5.1 Upon termination of this Agreement on a Product by Product and country by country basis as applicable, by BARRIER pursuant to clauses
      13.3.1 and 13.3.2 and/or 13.3.3, 13.3.4 and 13.3.5 all the rights, titles, interests and privileges resulting from this Agreement shall automatically revert to BARRIER, and subsequently:

            13.5.1.1 FERRER shall cease all use, sale, distribution and marketing of the Products and shall cease representing itself as the authorized distributor of BARRIER;

            13.5.1.2 FERRER shall return to BARRIER all information or materials given to FERRER by BARRIER in whatever form or medium;

            13.5.1.3 if requested by BARRIER, FERRER shall sell to BARRIER, at the original net price paid by FERRER plus actual freight charges for delivery to

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      BARRIER, all of the Products sold by BARRIER to FERRER and on hand in
      FERRER's place of business or in the possession or the control of FERRER at the time of termination of this Agreement and deliver same to BARRIER forthwith upon request;

      13.5.1.4 in case BARRIER decides not to buy back all of the Products sold by BARRIER to FERRER and on hand in FERRER's place of business or in the possession or the control of FERRER at the time of Termination of this Agreement, then FERRER shall be entitled to sell it during a period of six
      (6) months following termination;

      13.5.1.5 FERRER shall transfer back to BARRIER the Regulatory Approvals in accordance with the provisions of Section 8.3.

      13.5.2 In the event that BARRIER commits a partial or total material breach of this Agreement, FERRER shall give written notice to BARRIER and BARRIER shall have ninety (90) days to cure each breach. If such breach cannot reasonably be cured within such ninety (90) day period following written notification from FERRER, then the Parties agree to negotiate in good faith and/or follow the provisions provided under clause 14.1, provided that, until a final decision is taken, this Agreement shall continue in full force and effect allowing FERRER to continue its commercial activities with the Products.

14.   GENERAL

      14.1 DISPUTE RESOLUTION; ARBITRATION

      The Parties recognize that disputes may from time to time arise which relate to either Party's rights and obligations hereunder. It is the objective of the Parties to comply with the procedures set forth in this Agreement to use all reasonable efforts to facilitate the resolution of such disputes in an expedient manner by mutual agreement. The Parties agree that, in the first instance, all disputes should be submitted to the Joint Steering Committee for resolution. In the event the Joint Steering Committee is unable to resolve any such dispute within thirty (30) days after the matter is first submitted to the Joint Steering Committee, either Party may submit the matter to arbitration pursuant to this Section 14.1.

      Any dispute, controversy or claim between BARRIER and FERRER relating to the breach, termination, construction, interpretation, application of (or at the occasion of) this Agreement, which cannot be settled by the Joint Steering Committee shall be settled, when permitted by law, by binding arbitration under the following terms and conditions:

      14.1.1 either BARRIER or FERRER may demand that a dispute, controversy, or claim be submitted to arbitration. Such demand shall be made in writing to the other Party at the notification address set forth in this Agreement;

      14.1.2 all matters submitted by BARRIER and FERRER for settlement by binding arbitration shall be decided by a single arbitrator agreeable to both BARRIER and FERRER. If BARRIER and FERRER are unable to agree upon a single arbitrator within a period of fifteen (15) business days following the transmission by either Party of the notice referred to in section 14.1.1, an arbitrator shall be appointed in accordance with the then existing Rules of Conciliation and Arbitration of the International Chamber of

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      Commerce (the "Rules"), if for any reason an arbitrator cannot be appointed in this manner, this section 14.1.2 shall cease to apply to the dispute, controversy or claim in question and any Party may apply to a court of competent jurisdiction for the settlement thereof;

      14.1.3 all arbitration authorized by this Agreement shall be conducted in accordance with the Rules, that are not inconsistent with the terms of this Agreement;

      14.1.4 decisions and awards rendered by arbitration authorized by this Agreement may be entered and enforced by either BARRIER and FERRER in any court having jurisdiction. BARRIER and FERRER hereby irrevocably consent and submit to the jurisdiction of such court for purposes of such enforcement;

      14.1.5 in the event either BARRIER or FERRER does not reasonably comply with a final decision or award made by the arbitrator, such non-complying Party shall bear all costs and expenses, including attorney's fees, incurred by the other Party in obtaining enforcement of the decision or award;

      14.1.6 during any period of arbitration concerning this Agreement or any part thereof, this Agreement shall remain in full force and effect and all terms shall be complied with by both BARRIER and FERRER;

      14.1.7 the arbitrator shall not add to, subtract from, or modify any of the terms or conditions of the Agreement;

      14.1.8 the arbitrator shall use its best efforts (i) to complete the process of arbitration including the arbitration hearing within one hundred and twenty (120) days of his nomination and (ii) to render a decision or an award within thirty (30) days after the close of arbitration hearings;

      14.1.9 the arbitrator, in his discretion, shall allocate all costs of the arbitration between BARRIER and FERRER. However, neither BARRIER nor FERRER shall be required to pay the costs of the other Party;

      14.1.10 all arbitration proceedings authorized by this Agreement shall be held in London, England and shall be conducted in the English language and all documents referred to shall be in English;

      14.1.11 this section 14.1 shall not apply in cases where a Party is seeking, as a remedy to a dispute, controversy or claim, the issue of an interlocutory injunction or another similar remedy and except for the purpose of filing the award or obtaining an order of enforcement, as the case may be, for the purpose of rendering the award executory;

      14.1.12 EACH PARTY WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY;

      14.1.13 EACH PARTY HERETO WAIVES ANY CLAIM TO PUNITIVE, EXEMPLARY OR MULTIPLIED DAMAGES FROM THE OTHER; AND

      14.1.14 EACH PARTY HERETO WAIVES ANY CLAIM OF CONSEQUENTIAL DAMAGES FROM THE OTHER.

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      14.2 ASSIGNABILITY

      14.2.1 Except as expressly provided herein, neither this Agreement nor any interest or rights hereunder shall be assignable by a Party without the prior written consent of the other;

      14.2.2 BARRIER may assign this Agreement to an Affiliate or the purchaser of all or substantially all its business as it relates to the Products, without the consent of FERRER; in such cases, such assignee shall have and may exercise all the rights, and shall assume all the obligations of the assignor pursuant to this Agreement and any reference to the assignor in this Agreement shall be deemed to refer to such assignee;

      14.2.3 FERRER may assign this Agreement to an Affiliate or the purchaser of all or substantially all its business as it relates to the Products, without the consent of BARRIER if (i) FERRER remains jointly and severally responsible of the Agreement and (ii) the Affiliate remains controlled by FERRER at all time. In such cases, the assignee shall have and may exercise all the rights, and shall assume all the obligations of the assignor pursuant to this Agreement and any reference to the assignor in this Agreement shall be deemed to refer to such assignee;

      14.2.4 In the case of any permitted transfer the Parties hereto and the assignee shall execute an Agreement confirming such assignment and such assumption of obligations.

      14.3 INUREMENT

      This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns.

      14.4 FORCE MAJEURE

      Neither Party shall be liable for delays in performance under this Agreement occasioned by force majeure or any cause beyond its control, including but not limited to war, civil disturbance, fire, flood, earthquake, windstorm, acts of default of common carriers, strikes, unforeseen shutdowns of sources of supply, governmental laws, acts, regulations or orders which have not been enacted as of the Effective Date (whether or not such later prove to be invalid) or any other occurrence, whether or not similar in character to the foregoing.

      14.5 NO AGENCY

      The Parties are independent contractors. Neither is the agent or legal representative, joint venturer, partner, employee or employer of the other. Each Party hereto agrees not to represent itself as the agent or legal representative of the other. This Agreement does not grant any Party any authority to assume or create any obligation on behalf of or in the name of the other Party.

      14.6 ENTIRE AGREEMENT

      The terms and conditions of this Agreement supersede the terms and conditions of any and all prior Agreements, and any and all representations that may have been made prior to this Agreement with respect to the subject matter of this Agreement. The terms

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      and conditions herein constitute the entire Agreement between the Parties hereto and may not be amended, changed, modified, contradicted, explained or supplemented (including by course of dealing between the Parties, usage of trade or otherwise) except by a written instrument signed by an authorized officer of each of the Parties which refers specifically to this Agreement.

      14.7 FURTHER ASSURANCES

      Each Party agrees to duly execute and deliver, or cause to be duly executed and delivered, such further instruments and to do and cause to be done such further acts and things, including, without limitation, the filing of such additional assignments, agreements, documents and instruments that may be necessary or as the other Party may at any time reasonably request in connection with this Agreement or to carry out more effectively the provisions or purposes of, or to better assure and confirm unto such other Party its rights and remedies under, this Agreement. Each Party agrees to cause each of its employees and agents to take all actions and to execute, acknowledge and deliver all instruments or Agreements reasonably requested by the other Party and necessary for the perfection, maintenance, enforcement or defense of that Party's rights under this Agreement.

      14.8 SEVERABILITY OF CLAUSES

      If any provision of this Agreement is determined to be illegal, against public order, or otherwise unenforceable it shall not in any way defeat, invalidate or render unenforceable any other provision of this Agreement and each such provision shall at all times be considered separate and severable in this Agreement.

      14.9 WAIVER

      No waiver by either of the Parties of any breach of any provision hereof shall constitute a waiver of any other breach of any provision hereof.

      14.10 NOTICES

      Any notice required by this Agreement shall specifically reference this Agreement, shall be in writing and may either be delivered in hand, by facsimile during normal business hours with confirmation of receipt, by reputable overnight courier service or be mailed with postage prepaid by certified or registered mail, return receipt requested, to the addresses set forth below, or such other address for itself as any of the Parties may from time to time specify in writing to the other Party in accordance with this article. No notice shall be deemed given until it is actually received.

        If to BARRIER:           BARRIER THERAPEUTICS, INC.
                                 600 College Road East
                                 Suite 3200
                                 Princeton, NJ  08540

                                 Attention of: Chief Commercial Officer
                                 Facsimile number: 609-945-1212

        With a copy to:          General Counsel

                                       31
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** Certain information in this exhibit has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

                                 Facsimile number: 609-945-1210

        If to FERRER:            FERRER INTERNACIONAL, S.A.
                                 Gran Via Carlos III,
                                 94-98, entlo.
                                 Barcelona, Spain

                                 Attention of: Licensing Department
                                 Facsimile number: +34 93 491 47 20

        With a copy to:          FERRER INTERNACIONAL, S.A.
                                 LEGAL DEPARTMENT
                                 Gran Via Carlos III,
                                 94-98, entlo.
                                 Barcelona, Spain

                                 Attention of: Legal Department
                                 Facsimile number: + 34 93 490 89 33

      14.11 SUCCESSORS AND ASSIGNS

      This Agreement shall ensure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns.

      14.12 EXECUTION IN COUNTERPARTS

      This Agreement may be executed in counterparts, each of which, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

      14.13 UNITED NATIONS CONVENTION

      The United Nations Convention on Contracts for the International Sale of Goods will not apply in any way to this Agreement or to the transactions contemplated by this Agreement or otherwise to create any rights or to impose any duties or obligations on any Party to this Agreement. Any rights which have arisen or which might in the future arise under the United Nations Convention on Contracts for the International Sale of Goods are waived and released by all Parties to this Agreement.

      LANGUAGE

      The Parties hereto confirm that it is their wish that this Agreement be drawn up in English only.

      14.14 PUBLICITY

      Neither Party will issue a press release or make any public announcement in connection with the execution of this Agreement or the terms hereof, unless mutually agreed to by the Parties or required by law. FERRER shall not make any public announcement regarding any of the Products without BARRIER's prior written consent. BARRIER shall be entitled to describe this Agreement in any document which it files with the Securities

                                       32
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** Certain information in this exhibit has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

      and Exchange Commission ("SEC") after providing FERRER at least five (5) business days to review and comment on such description, or the maximum such lesser time as may be possible in an emergency. After issuing any mutually approved press release, public announcement or making any such SEC filing, each Party may make public disclosures in a manner consistent with the description contained in any such press release, public announcement or filed document. Prior to filing this Agreement with the SEC, BARRIER shall notify FERRER and, if requested in writing by FERRER within five (5) business days after such notification, request that the SEC grant confidential treatment to the provisions for which the non-filing Party has requested.

            The remainder of this page was intentionally left blank.
                        Signatures on the following page

                                       33
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** Certain information in this exhibit has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

                                   SIGNATURES

IN WITNESS WHEREOF each of the Parties has caused this Agreement to be executed on its behalf by a duly authorized officer on the date and place shown below.

                                 BARRIER THERAPEUTICS, INC.
                                 (BARRIER)

                                 Per:  /s/ Al Altomari
                                       ----------------------------------------
                                       Print Name:  Al Altomari
                                       Print Title: Chief Commercial Officer

                                 Date: November 4, 2004

                                 City/Country:  Princeton, NJ, USA

                                 BARRIER THERAPEUTICS, N.V.
                                 (BARRIER NV)

                                 Per:  /s/ Geert Cauwenbaugh
                                       ----------------------------------------
                                       Print Name:  Geert Cauwenbaugh, Ph.D.
                                       Print Title: Executive Officer

                                 Date: November 4, 2004

                                 City/Country:  Princeton, NJ, USA

                                 GRUPO FERRER INTERNACIONAL, S.A.
                                 (FERRER)

                                 Per:  /s/ Jorge Ramentol
                                       ----------------------------------------
                                       Print Name:  Jorge Ramentol
                                       Print Title: Director General

                                 Date: 4th November 2004

                                 City/Country:  Barcelona

                                 Per:  /s/ Juan Fanes
                                       ----------------------------------------
                                       Print Name:  Juan Fanes
                                       Print Title: Finance Director

                                 Date: 4th November 2004

                                 City/Country:  Barcelona

              SIGNATURE PAGE TO DISTRIBUTION AND LICENSE AGREEMENT

** Certain information in this exhibit has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

                                 SCHEDULE 1.1.29

                                     PATENTS

THE ZIMYCAN PRODUCT

[**]

THE KETANSERIN PRODUCT

[**]

THE SEBAZOLE PRODUCT

[**]

THE LIAROZOLE PRODUCT

[**]

** Certain information in this exhibit has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

                                 SCHEDULE 8.1.3

            MINIMUM PURCHASE QUOTAS FOR ZIMYCAN AND SEBAZOLE PRODUCTS

                                  SEE ATTACHED
                        ALL FIGURES DENOMINATED IN UNITS

** Certain information in this exhibit has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

                                      [**]

** Certain information in this exhibit has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

                                      [**]

** Certain information in this exhibit has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

                                 SCHEDULE 8.1.4

          MINIMUM PURCHASE QUOTAS FOR KETANSERIN AND LIAROZOLE PRODUCTS

                                  SEE ATTACHED
                        ALL FIGURES DENOMINATED IN UNITS

** Certain information in this exhibit has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

                                      [**]

** Certain information in this exhibit has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

                                      [**]